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                                                                      EXHIBIT 99

(Oct. 25, 2002) Williams Discloses Natural Gas Trade Reporting Inaccuracies

TULSA, Okla. - Williams (NYSE:WMB) today said it has learned that a few traders in its natural gas trading business provided inaccurate information regarding natural gas trades to an energy industry publication that compiles and reports index prices.

The inaccuracies came to light during Williams' independent, internal review of its trading activities. That review is now being conducted in conjunction with the Commodity Futures Trading Commission's ongoing industry-wide investigation.

Williams is continuing its internal review to determine the extent of the inaccurate reporting and the impact of the activity on the price index. Further investigation will provide the company with the information it needs to determine appropriate disciplinary action.

The company no longer provides data about its natural gas trades to industry publications as a result of significantly reduced activity in its marketing and risk management business. Individuals in this portion of Williams' business were among many energy industry participants who routinely provided data about trades to publications.

Williams has informed the CFTC and other governmental authorities about its investigation and will continue to cooperate fully with those entities' inquiries and investigations.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com
<http://www.williams.com/>.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.